Exhibit 5.5

[LETTERHEAD OF SRK CONSULTING (UK) LIMITED]

CONSENT OF M. PITTUCK

In connection with the registration statement on Form F-10 of Banro Corporation (the “Company”) being filed with the United States Securities and Exchange Commission (the “Registration Statement”), I, the undersigned, hereby consent to the use of my name and references to the following documents in the Registration Statement, and to the incorporation by reference of such documents and information derived from such documents in the Registration Statement:

1.
The technical report dated March 9, 2011 (as revised on March 24, 2011) entitled “Economic Assessment NI 43-101 Technical Report, Twangiza Phase 1 Gold Project, South Kivu Province, Democratic Republic of the Congo” (the “Twangiza Report”);

2.
Section 2 (entitled “Regional Geology”) and Section 3 (entitled “Kamituga”) of the technical report of Steffen, Robertson and Kirsten (UK) Ltd. dated February 2005, and entitled “NI 43-101 Technical Report, Resource Estimation and Exploration Potential at the Kamituga, Lugushwa and Namoya Concessions, Democratic Republic of Congo” (the “Kamituga Report”);

3.	The annual information form of the Company dated March 29, 2011 which includes reference to my name in connection with information relating to the Twangiza Report and the Kamituga Report; and

4.	The material change report of the Company dated March 10, 2011, which includes reference to my name in connection with the technical information therein.

Date: September 16, 2011

/s/ Martin F. Pittuck
Name: Martin F. Pittuck
Title: Principal Resource Geologist,
SRK Consulting, UK Limited